Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	David E. Gable
Senior Vice President and Chief Financial Officer
davidgable@KEMET.com
864-963-6484

KEMET Corporation Reports 4th Quarter and Fiscal Year 2006 Results

For the 4th Quarter:

•                  Net Sales were $133.4 million, up 32% over same quarter last year and 6% sequentially

•                  Gross Margin increased to 21%

•                  Net Income before special charges improved to $10.7 million, or $0.12 per share

For the Fiscal Year:

•                  Net Sales were $490.1 million, up 15% over fiscal 2005

•                  Net Income before special charges improved to $17.7 million, or $0.20 per share, compared to a net loss of $51.2 million, or ($0.59) per share, in fiscal 2005

Greenville, South Carolina (May 4, 2006) - KEMET Corporation (NYSE:KEM) today reported that net sales for the quarter ended March 31, 2006, were $133.4 million, which represents a 6% increase over the previous quarter and a 32% increase over the same quarter last year. Net income before special charges improved to $10.7 million, or $0.12 per share, compared to $6.1 million, or $0.07 per share, last quarter and a net loss of $16.7 million, or ($0.19) per share, for the same quarter last year. On a GAAP basis, there was a net loss of $2.3 million, or ($0.03) per share, for the quarter compared to the previous quarter’s net income of $1.5 million and a net loss of $125.9 million for the same quarter last year. KEMET also reports results before special charges because the results offer an alternative depiction of normal operations. Comparisons to prior periods are as follows:

	Quarter Ended			Year Ended
	Mar 2006	Dec 2005	Mar 2005	Mar 2006	Mar 2005
	(In Millions, Except Per Share Data)

Net sales	$133.4	$126.0	$101.4	$490.1	$425.3

Before special charges (non-GAAP)
Net income/(loss)	$10.7	$6.1	$(16.7)	$17.7	$(51.2)
Net income/(loss) per diluted share	$0.12	$0.07	$(0.19)	$0.20	$(0.59)

After special charges (GAAP)
Net income/(loss)	$(2.3)	$1.5	$(125.9)	$0.4	$(174.1)
Net income/(loss) per diluted share	$(0.03)	$0.02	$(1.45)	$0.00	$(2.01)

“I have now completed my first year with KEMET, and I’m very proud of our fiscal 2006 results,” stated Mr. Per Loof, Chief Executive Officer. “It was a year of change, transition, and new opportunities, and I am extremely pleased with the way the organization responded to these challenges. Our financial performance improved steadily throughout the year as we focused our energies on initiatives to grow revenue and increase our profitability. This focus, combined with a stronger market and an improving pricing environment, resulted in significant financial improvement for our shareholders.

“In addition to the efforts undertaken to optimize our business operations, we also signed a major strategic alliance during the year and, on April 13, 2006, we closed on a significant acquisition in Europe, both of which we believe will produce positive results in the future. As we move into fiscal 2007, we will continue to build on our fiscal 2006 successes, allowing us to provide the highest quality products and services for our customers and even better financial results for our shareholders.”

The Company will hold a conference call at 9:00 am ET Thursday, May 4, 2006, to discuss the earnings release. To access the call, participants in the United States should dial 1-800-416-8033, and participants outside the United States should dial 1-706-643-0979. Participants should reference "KEMET Corporation" and the Conference ID #: 7589096. In conjunction with the conference call, there will be a simultaneous live broadcast over the Internet, which can be accessed at http://www.KEMET.com/IR. A replay of the conference call will be available until midnight May 18, 2006, at the same link.

KEMET's common stock is listed on The New York Stock Exchange under the symbol KEM. At the Investor Relations portion of the Company’s web site at http://www.KEMET.com/IR, users can subscribe to KEMET news releases and can find additional Company information.

OUR BUSINESS

The following statements are based on current expectations. These statements may contain forward-looking information, and consequently actual results may differ materially. Current global economic conditions make it particularly difficult at present to predict product demand and other related matters.

•                  Sales of surface-mount capacitors were 84.2% of net sales, and sales of leaded parts were 15.8% of net sales for the March 2006 quarter.

•                  By region, 40.6% of net sales for the March 2006 quarter were to customers in North America, 37.9% were to Asia, and 21.5% were to Europe.

•                  By channel, 58.9% of net sales for the March 2006 quarter were to distribution customers, 20.0% were to Electronics Manufacturing Services customers, and 21.1% were to Original Equipment Manufacturing customers. Average selling prices for the March 2006 quarter, adjusted for changes in product mix, were basically flat.

•                  Cash and short- and long-term investments in marketable securities increased $27.0 million to $235.9 million during the March 2006 quarter, from $208.9 million at December 31, 2005. The increase was related primarily to improved operating performance and working capital management. During the quarter, the Company changed its accounting treatment of investments from “investments held to maturity” to “investments held for sale.”  As a result of this change, the cash balance was negatively impacted by $3 million.

•                  During the March 2006 quarter, inventories increased $3.1 million to $125.1 million from $122.0 million at December 31, 2005. Raw materials and supplies decreased $3.8 million in the March 2006 quarter, and work-in-process and finished goods increased $6.9 million. Since March 2005, inventories have decreased by $8.8 million and inventory turns have improved to over 3.4 times per year.

	Fiscal Year Ended			Fiscal Quarter Ended
	Mar 2003	Mar 2004	Mar 2005	Jun 2005	Sep 2005	Dec 2005	Mar 2006

Raw materials and supplies	$91.3	$59.8	$47.5	$46.4	$47.4	$49.5	$45.7
Work in process and finished goods	92.7	69.2	86.4	79.3	76.6	72.5	79.4
Total inventory	$184.0	$129.0	$133.9	$125.7	$124.0	$122.0	$125.1

•                  Capital expenditures for the March 2006 quarter were $7.8 million. Depreciation and amortization expense in the quarter was $8.9 million.

	Fiscal Year Ended				Fiscal Quarter Ended
	2003	2004	2005	2006	Jun 2005	Sep 2005	Dec 2005	Mar 2006
	(In Millions)
Additions to property, plant and equipment	$22.2	$25.8	$39.6	$22.8	$6.4	$7.3	$1.3	$7.8

•                  For fiscal 2006, KEMET anticipates continuing our investments in key customer relationships through our direct sales and customer service professionals, as well as our investments in research and development, to maintain our competitive position in the capacitor industry. We continue to enhance research and development focused on organic polymer tantalum and high-capacitance ceramic capacitor technologies. The selling, general and administrative expenses for the March 2006 quarter included $0.5 million of integration costs related to the acquisition of the EPCOS tantalum business unit.

	Fiscal Year				Fiscal Quarter Ended
	2003	2004	2005	2006	Jun 2005	Sep 2005	Dec 2005	Mar 2006
	(In Millions)
SG&A	$54.4	$51.2	$51.7	$49.7	$12.2	$12.1	$12.3	$13.1
R&D	$25.3	$24.4	$26.6	$26.0	$6.2	$6.1	$6.3	$7.4

•                  In connection with the ongoing development of our medical products business, during the quarter the Company recognized $2.9 million of income from the sale of some intellectual property. This is expected to lead to future opportunities and benefits as the Company expands this business.

•                  The manufacturing moves to low-cost regions are substantially complete. Two manufacturing operation moves still remain to be made which are the anode manufacturing move to Mexico, which is currently in process, and the tantalum polymer manufacturing move to China, which has not yet started. It is expected that both moves will be completed by the end of fiscal year 2007.

Charges related to the movement of manufacturing operations in the March 2006 quarter were $1.0 million bringing the total manufacturing relocation charges to approximately $41.9 million to date.

Summary of special charges in the March 2006 quarter, net of tax:

(In Millions)
Manufacturing relocations	$1.0
Impairment loss on real property	12.1
Reduction in Previous Restructuring Accruals	(0.6)
Restructuring Charges	12.5
EPCOS Integration Costs	0.5
Total Special Charges	$13.0

QUIET PERIOD

Beginning July 1, 2006, KEMET will observe a Quiet Period during which the information provided in this news release and the Company’s annual report on Form 10-K will no longer constitute the Company’s current expectations. During the Quiet Period, this information should be considered to be historical, applying prior to the Quiet Period only and not subject to update by the Company. The Quiet Period will extend until the day when KEMET’s next quarterly earnings release is published.

This release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. We intend that these forward-looking statements be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals, and objectives. Our actual results may differ materially from these statements. These risks, trends, and uncertainties, which in some instances are beyond our control, include: risks associated with the cyclical nature of the electronics industry, the requirement to continue to reduce the cost of our products, the competitiveness of our industry, an increase in the cost of our raw materials, the location of several of our plants in Mexico, China, and Portugal, and the possible loss of key employees. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our Company or any person that the future events, plans, or expectations contemplated by our Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.

KEMET CORPORATION AND SUBSIDIARIES

CONSOLIDATED GAAP STATEMENTS OF OPERATIONS

(Dollars in Thousands Except Per Share Data)

Unaudited

	Three months ended		Twelve months ended
	March 31,		March 31,
	2006	2005	2006	2005

Income Statement Data:
Net sales	$133,406	$101,431	$490,106	$425,338
Cost of goods sold	105,551	104,264	399,264	402,974
Gain on long-term supply contract	—	(628)	—	(11,767)
Selling, general and administrative expenses	13,114	13,790	49,660	51,734
Research and development	7,370	6,217	25,976	26,639
Pension settlement charges	—	400	—	618
Gain on sale of intellectual property	(2,917)	—	(2,917)	—
Restructuring charges	12,457	107,431	28,319	129,982

Operating loss	(2,169)	(130,043)	(10,196)	(174,842)

Interest expense	1,667	1,677	6,628	6,511
Interest income	(1,452)	(1,419)	(5,640)	(6,295)
Other (income)/expense	(331)	(4,956)	916	(2,849)
Income tax (benefit)/expense	218	573	(12,475)	1,885

Net (loss)/income	$(2,271)	$(125,918)	$375	$(174,094)

(Loss)/Income Per Share Data:
Net (loss)/income per share:
Basic	$(0.03)	$(1.45)	$0.00	$(2.01)
Diluted	$(0.03)	$(1.45)	$0.00	$(2.01)

Weighted-average shares outstanding:
Basic	86,866,937	86,548,572	86,721,589	86,518,923
Diluted	86,866,937	86,548,572	86,779,653	86,518,923

KEMET CORPORATION AND SUBSIDIARIES

PRO FORMA RECONCILIATION OF RESULTS BEFORE SPECIAL CHARGES TO GAAP RESULTS

(Dollars in Thousands, Except Per Share Data)

Unaudited

	Three months ended March 31, 2006
	Before
	Special	Special	See	GAAP
	Charges	Charges	Note	Results
Income Statement Data:
Net sales	$133,406	$—		$133,406
Cost of goods sold	105,551			105,551
Selling, general and administrative expenses	12,606	508	(1)	13,114
Research and development	7,370			7,370
Gain on sale of intellectual property	(2,917)			(2,917)
Restructuring charges	—	12,457	(2)	12,457

Operating income/(loss)	10,796	(12,965)		(2,169)

Interest expense	1,667			1,667
Interest income	(1,452)			(1,452)
Other (income)/expense	(331)			(331)
Income tax (benefit)/expense	218			218

Net income/(loss)	$10,694	$(12,965)		$(2,271)

Income/(Loss) Per Share Data:
Net income/(loss) per share:
Basic	$0.12	$(0.15)		$(0.03)
Diluted	$0.12	$(0.15)		$(0.03)

EBITDA	$19,709			$6,744

Weighted-average shares outstanding:
Basic	86,866,937	86,866,937		86,866,937
Diluted	86,982,546	86,866,937		86,866,937

Notes:

(1) - EPCOS integration costs were $0.5 million for the quarter ended March 31, 2006.

(2) - Restructuring costs were a net $12.5 million dollars as follows:

Impairment loss on real property	$12,092
Manufacturing relocations	956
Reversal of previously recorded restructuring accruals	(591)
Total restructuring charges	$12,457

	Twelve months ended March 31, 2006
	Before
	Special	Special	See	GAAP
	Charges	Charges	Note	Results
Income Statement Data:
Net sales	$490,106	$—		$490,106
Cost of goods sold	399,264			399,264
Selling, general and administrative expenses	49,152	508	(1)	49,660
Research and development	25,976			25,976
Gain on sale of intellectual property	(2,917)			(2,917)
Restructuring charges .	—	28,319	(2)	28,319

Operating income/(loss)	18,631	(28,827)		(10,196)

Interest expense	6,628			6,628
Interest income	(5,640)			(5,640)
Other (income)/expense	324	592	(3)	916
Income tax (benefit)/expense	(355)	(12,120)	(4)	(12,475)

Net income/(loss)	$17,674	$(17,299)		$375

Income/(Loss) Per Share Data:
Net income/(loss) per share:
Basic	$0.20	$(0.20)		$0.00
Diluted	$0.20	$(0.20)		$0.00

EBITDA	$54,880			$26,053

Weighted-average shares outstanding:
Basic	86,721,589	86,721,589		86,721,589
Diluted	86,779,653	86,721,589		86,779,653

Notes:

(1) - EPCOS integration costs were $0.5 million for the quarter ended March 31, 2006.

(2) - Restructuring costs were a net $28.3 million dollars as follows:

Impairment loss on real property	$12,092
Manufacturing relocations	8,813
Reversal of previously recorded restructuring accruals	(591)
Loss on sale of property	1,356
Reduction in force	6,649
Total restructuring charges	$28,319

(3) - Writedown on an investment in a unconsolidated subsidiary of $0.6 million.

(4) - Tax benefit not previously recognized of $12.1 million.

KEMET CORPORATION AND SUBSIDIARIES

CONSOLIDATED GAAP BALANCE SHEETS

(Dollars in Thousands)

Unaudited

	March 31, 2006	March 31, 2005
ASSETS

Cash and cash equivalents	$163,778	$26,898
Short-term investments in marketable securities	4,889	34,992
Accounts receivable, net	68,457	59,228
Inventories	125,070	133,935
Prepaid expenses and other current assets	9,244	9,571
Deferred income taxes	4,725	5,945
Total current assets	376,163	270,569
Property, plant and equipment, net	253,030	279,626
Property held for sale	4,776	2,326
Long-term investments in marketable securities	67,195	157,576
Investments in affiliates	972	682
Goodwill	30,471	30,471
Intangible assets, net	12,506	13,512
Other assets	4,705	3,335

Total assets	$749,818	$758,097

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$20,000	$—
Accounts payable, trade	47,250	38,943
Accrued expenses	30,899	34,617
Income taxes payable	8,597	12,430
Total current liabilities	106,746	85,990
Long-term debt	80,000	100,000
Other non-current obligations	44,139	48,951
Deferred income taxes	6,230	7,953
Total liabilities	237,115	242,894

Common stock	881	880
Additional paid-in capital	315,501	317,728
Retained earnings	221,221	220,846
Accumulated other comprehensive income	(2,343)	2,669
Treasury stock, at cost	(22,557)	(26,920)
Total stockholders’ equity	512,703	515,203

Total liabilities and stockholders’ equity	$749,818	$758,097